Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Cheer Holding, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Share, par value $0.15 per share	(1)	Other	2,000,000	$1.8650	$3,730,000.00	0.0001381	$515.12

Total Offering Amounts:						$3,730,000.00		515.12
Total Fee Offsets:
Net Fee Due:								$515.12

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Maximum Aggregate Offering Price is estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average the high and low sale price of the Registrant's common stock as reported on Nasdaq on July 14, 2026 which date is within five business days prior to the filing of this Registration Statement.

Represents the maximum of 2,000,000 Class A Ordinary Shares currently reserved for issuance pursuant to the Cheer Holding Inc. 2026 Equity Incentive Plan and subject to adjustment as provided for therein.